FOR IMMEDIATE RELEASE
---------------------



                    TRAVELNOW.COM ANNOUNCES MANAGEMENT CHANGE
                         AS INDUSTRY LEADER JOINS BOARD
                         ------------------------------

     - Antoine Toffa Joins Online Travel Company's Board of Directors -


SPRINGFIELD, MO, May 4 -- TravelNow.com Inc. (OTCBB TNOW) announced today that co-founder Chris Noble has resigned from the global, online travel services company to pursue other opportunities on a full-time basis, including a new web-based retail venture. He has served as director of TravelNow since its inception in 1995 and Co-CEO along with Jeff Wasson, the company's other co-founder, since October, 1999.

     Wasson, assuming the full duties of CEO, also announced that Antoine Toffa, founder and former CEO of Trip.com, has been elected as a member of TravelNow's Board of Directors.

     A high-profile name in online travel, Toffa has recently developed TamTam.com, which facilitates international business transactions. Voted one of 100 Rising Stars in the travel industry by Travel Agent Magazine and named as Interactive Travel Report's Person of the Year in 1999, Toffa's work experience includes US West Media Group (MediaOne) as General Manager of the Interactive Services Group and Director of Internet Product Development and Time Warner Interactive as Multimedia Consultant and positions with Mars & Co. Strategy Consulting, and Renault Argentina. "TravelNow has become an effective leader of online hotel distribution and leisure travel. It is a privilege for me to work with TravelNow's enterprising management team and Board of Directors," Toffa stated.

     Commenting on the change in management, Noble stated, "TravelNow has successfully completed its transition to a public company and it is now time for me to devote full-time efforts to other opportunities. As a significant TravelNow stockholder, I have the utmost confidence in the ability of Jeff and the entire management team to lead the Company in its future development."

     Regarding Noble's departure, Wasson said "Chris has been essential to the strategic development of TravelNow. His tireless efforts have positively impacted the development of the Company's relationships within the industry world wide and we thank him for his abiding contributions. His decision is a natural step in the evolution of the management structure of our operations. With the addition of an industry expert like Antoine Toffa to our Board, I believe TravelNow is strategically positioned for continued growth."

About TravelNow
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Launching in March, 1995, TravelNow was among the first independent, real-time hotel reservation services on the Internet. Through its system of affiliates, TravelNow offers competitive rates at more than 40,000 hotels in 5,000 cities and 140 countries. The company offers discounts of up to 65% on over 700 hotels in almost every major city and up to 40% on over 7,000 hotels around the world. Car, air, and cruise reservations are also available at www.travelnow.com.

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